Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ASEP Medical Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Unit comprising one Common Share, no par value per share, and a common warrant to purchase one common share (2)	457	(o)	$17,250,000	0.0001476	$2,546.1
		Unit comprising one Pre-Funded Warrant to purchase one common share, and a common warrant to purchase one common share(3)	457	(i)
		Common shares issuable on exercise of the common warrants	457	(o)
		Common shares issuable on exercise of the Pre-Funded Warrants	-

	Total Offering Amounts				$17,250,000	0.0001476	$2,546.1
	Total Fees Previously Paid						$—
	Total Fee Offsets						—
	Net Fee Due						$2,546.1

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (“Securities Act”).
(2)	Includes common shares which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments.
(3)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.